                                                             Rule 424(b)(3)
                                                             File No. 333-77041

                          SUPPLEMENT DATED SEPTEMBER 13, 1999

                                         TO

                              PROFILE DATED MAY 1, 1999
                                         AND
                             PROSPECTUS DATED MAY 1, 1999

                                         FOR
                                  MFS REGATTA PLATINUM
                              VARIABLE AND FIXED ANNUITY

                 ISSUED BY SUN LIFE ASSURANCE COMPANY OF CANADA (U.S.)

     Effective November 1, 1999, with the addition of a new Series -- the Strategic Growth Series -- to the MFS/Sun Life Series Trust (the "Series Fund"), you may allocate your money among 26 variable investment options available under the MFS Regatta Platinum Variable and Fixed Annuity. Market conditions will determine the value of an investment in the Strategic Growth Series and any other Series of the Series Fund. The Strategic Growth Series and the other Series of the Series Fund are described in the Series Fund prospectus, as supplemented.

     As a result of the addition of the Strategic Growth Series, the Profile dated May 1, 1999 (the "Profile") and the Prospectus dated May 1, 1999 (the "Prospectus") are hereby amended and supplemented as follows:

     1. The third paragraph of Section 1, The MFS Regatta Platinum Annuity, of the Profile and the second paragraph on the cover page of the Prospectus are each amended by deleting the first sentence in its entirety and replacing it with the following:

     "You may choose among 26 variable investment options and a range of fixed options."

     2. The list of the available investing options appearing in Section 4, Allocation Options, of the Profile and on the cover page of the Prospectus is hereby supplemented by the addition of the Strategic Growth Series.

     3. The summary expense chart appearing in Section 5, Expenses, of the Profile is hereby supplemented as follows:

                                                                     EXAMPLES:
                            TOTAL ANNUAL  TOTAL ANNUAL   TOTAL     TOTAL EXPENSES
                             INSURANCE       SERIES     ANNUAL         AT END
SUB-ACCOUNT                   CHARGES       EXPENSES   EXPENSES   1 YEAR   10 YEARS
------------                 ---------      --------   --------   ------   -------
Strategic Growth Series          1.50%        1.03%      2.53%     $81      $287
                           (1.40% + 0.10%)

     4. The "Series Fund Annual Expenses" table and the footnotes thereto appearing on page 5 of the Prospectus are hereby supplemented as follows:

                                                   OTHER                  TOTAL FUND
                               MANAGEMENT       EXPENSES(2)                 EXPENSES
                                  FEES     (AFTER REIMBURSEMENT)    (AFTER REIMBURSEMENT)
                               ----------  ---------------------    ---------------------
Strategic Growth Series(4)         0.75%            0.28%                      1.03%


          (4) MFS has contractually agreed to bear the Series' expenses such that "Other Expenses" will not exceed 0.28% annually. This contractual arrangement will remain in effect until at least May 1, 2000, absent an earlier modification by the Series Fund's Board of Trustees.

               Additionally, the Series has an expenses offset arrangement which reduces its custodian fee based upon the amount of cash maintained by the Series with its custodian and dividend disbursing agent. The Series may enter into other similar arrangements and directed brokerage arrangements, which would also have the effect of reducing the Series' expenses. The Series' expenses do not take into account these expense reductions, and therefore do not represent the actual expenses of the Series. If these expense reductions had been taken into account, "Total Fund Expenses" for the Series would be 1.00%.

     4. The "Examples" presented on page 6 of the Prospectus are supplemented as follows:

     If you surrender your Contract at the end of the applicable time period, you would pay the following expenses on a $1,000 investment, assuming a 5% annual return:

                               1 YEAR      3 YEAR       5 YEAR    10 YEARS
                               ------      ------       ------    --------
Strategic Growth Series          $81        $118         $160       $287

     If you do NOT surrender your Contract, or if you annuitize at the end of the applicable time period, you would pay the following expenses on a $1,000 investment, assuming a 5% annual return:

                               1 YEAR      3 YEAR       5 YEAR    10 YEARS
                               ------      ------       ------    --------
Strategic Growth Series          $26        $79          $135       $287

     5. The "Variable Account Options: The MFS/Sun Life Series Trust" section beginning on page 8 of the Prospectus, is supplemented as follows:

             "STRATEGIC GROWTH SERIES will seek capital appreciation."

THIS SUPPLEMENT IS NOT VALID UNLESS ACCOMPANIED OR PRECEDED BY THE CURRENT PROSPECTUS OF MFS REGATTA PLATINUM VARIABLE AND FIXED ANNUITY, DATED MAY 1, 1999, AND THE CURRENT PROSPECTUS OF THE MFS/SUN LIFE SERIES TRUST. THIS SUPPLEMENT AND THE PROSPECTUSES SHOULD BE READ AND RETAINED FOR FURTHER REFERENCE.



PLATSUPP-1 9/99

                          SUPPLEMENT DATED SEPTEMBER 13, 1999

                                        TO

                              PROFILE DATED MAY 1, 1999
                                        AND
                             PROSPECTUS DATED MAY 1, 1999

                                        FOR
                                  MFS REGATTA GOLD
                               VARIABLE AND FIXED ANNUITY

                 ISSUED BY SUN LIFE ASSURANCE COMPANY OF CANADA (U.S.)

     Effective November 1, 1999, with the addition of a new Series -- the Strategic Growth Series -- to the MFS/Sun Life Series Trust (the "Series Fund"), you may allocate your money among 26 variable investment options available under the MFS Regatta Gold Variable and Fixed Annuity. Market conditions will determine the value of an investment in the Strategic Growth Series and any other Series of the Series Fund. The Strategic Growth Series and the other Series of the Series Fund are described in the Series Fund prospectus, as supplemented.

     As a result of the addition of the Strategic Growth Series, the Profile dated May 1, 1999 (the "Profile") and the Prospectus dated May 1, 1999 (the "Prospectus") are hereby amended and supplemented as follows:

     1. The third paragraph of Section 1, The MFS Regatta Gold Annuity, of the Profile and the second paragraph on the cover page of the Prospectus are each amended by deleting the first sentence in its entirety and replacing it with the following:

     "You may choose among 26 variable investment options and a range of fixed options."

     2. The list of the available investing options appearing in Section 4, Allocation Options, of the Profile and on the cover page of the Prospectus is hereby supplemented by the addition of the Strategic Growth Series.

     3. The summary expense chart appearing in Section 5, Expenses, of the Profile is hereby supplemented as follows:

                                                                     EXAMPLES:
                            TOTAL ANNUAL  TOTAL ANNUAL   TOTAL     TOTAL EXPENSES
                             INSURANCE       SERIES     ANNUAL         AT END
SUB-ACCOUNT                   CHARGES       EXPENSES   EXPENSES   1 YEAR   10 YEARS
------------                 ---------      --------   --------   ------   -------
Strategic Growth Series          1.50%        1.03%      2.53%     $81      $287
                           (1.40% + 0.10%)

     4. The "Series Fund Annual Expenses" table and the footnotes thereto appearing on page 5 of the Prospectus are hereby supplemented as follows:

                                                   OTHER                  TOTAL FUND
                               MANAGEMENT       EXPENSES(2)                 EXPENSES
                                  FEES     (AFTER REIMBURSEMENT)    (AFTER REIMBURSEMENT)
                               ----------  ---------------------    ---------------------
Strategic Growth Series(4)        0.75%            0.28%                      1.03%


          (4) MFS has contractually agreed to bear the Series' expenses such that "Other Expenses" will not exceed 0.28% annually. This contractual arrangement will remain in effect until at least May 1, 2000, absent an earlier modification by the Series Fund's Board of Trustees.

               Additionally, the Series has an expenses offset arrangement which reduces its custodian fee based upon the amount of cash maintained by the Series with its custodian and dividend disbursing agent. The Series may enter into other similar arrangements and directed brokerage arrangements, which would also have the effect of reducing the Series' expenses. The Series' expenses do not take into account these expense reductions, and therefore do not represent the actual expenses of the Series. If these expense reductions had been taken into account, "Total Fund Expenses" for the Series would be 1.00%.

     4. The "Examples" presented on page 6 of the Prospectus are supplemented as follows:

     If you surrender your Contract at the end of the applicable time period, you would pay the following expenses on a $1,000 investment, assuming a 5% annual return:

                               1 YEAR      3 YEAR       5 YEAR    10 YEARS
                               ------      ------       ------    --------
Strategic Growth Series          $81        $118         $160       $287

     If you do NOT surrender your Contract, or if you annuitize at the end of the applicable time period, you would pay the following expenses on a $1,000 investment, assuming a 5% annual return:

                               1 YEAR      3 YEAR       5 YEAR    10 YEARS
                               ------      ------       ------    --------
Strategic Growth Series          $26        $79          $135       $287

     5. The "Variable Account Options: The MFS/Sun Life Series Trust" section beginning on page 8 of the Prospectus, is supplemented as follows:

             "STRATEGIC GROWTH SERIES will seek capital appreciation."

THIS SUPPLEMENT IS NOT VALID UNLESS ACCOMPANIED OR PRECEDED BY THE CURRENT PROSPECTUS OF MFS REGATTA GOLD VARIABLE AND FIXED ANNUITY, DATED MAY 1, 1999, AND THE CURRENT PROSPECTUS OF THE MFS/SUN LIFE SERIES TRUST. THIS SUPPLEMENT AND THE PROSPECTUSES SHOULD BE BREAD AND RETAINED FOR FURTHER REFERENCE.


GOLDSUPP-1 9/99

                                              2